                        ASSET PURCHASE AGREEMENT


                             BY AND BETWEEN


                          MAVERICK TUBE, L.P.


                                AS BUYER


                                  AND


                       EX-L-TUBE OF KANSAS, INC.


                               AS SELLER



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

                                TABLE OF CONTENTS
                                                                              PAGE
                                                                              ----
SECTION 1. DEFINITIONS                                                           1

SECTION 2. SALE AND TRANSFER OF ASSETS; ASSUMPTION OF ASSUMED
           LIABILITIES; CLOSING                                                  6
     2.1   Purchase and Sale                                                     6
     2.2   Purchase Price/Escrow                                                 6
     2.3   No Assumption of Liabilities                                          7
     2.4   Closing                                                               7
     2.5   Pending the Closing                                                   7
     2.6   Transactions at Closing                                               8
     2.7   Taxes                                                                 9
     2.8   Excluded Assets                                                      10

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER                             10
     3.1   Organization and Good Standing                                       10
     3.2   Authority; No Conflict                                               10
     3.3   Leased Property                                                      11
     3.4   Good Title to Assets                                                 11
     3.5   Condition of Assets; Limitations on Warranty                         11
     3.6   Systems and Equipment Year 2000 Compliant                            11
     3.7   Legal Proceedings; Orders                                            11
     3.8   Contracts; No Defaults                                               12
     3.9   Disclosure                                                           13

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER                              13
     4.1   Organization and Good Standing                                       13
     4.2   Authority; No Conflict                                               13

SECTION 5. COVENANTS                                                            14
     5.1   Access and Investigation                                             14
     5.2   Maintenance of Assets                                                14
     5.3   Required Approvals                                                   14
     5.4   Notification                                                         14
     5.5   No Negotiation                                                       15
     5.6   Best Efforts                                                         15
     5.7   Removal                                                              15

SECTION 6. EMPLOYMENT MATTERS                                                   15
     6.1   Termination and Severance Pay                                        15

SECTION 7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE                  15
     7.1   Accuracy of Representations                                          15
     7.2   Performance by Seller                                                16
     7.3   Consents                                                             16
     7.4   Additional Documents                                                 16

                                (i)
     7.5   No Prohibition                                                       16
     7.6   Material Adverse Change                                              16

SECTION 8. CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE            16
     8.1   Accuracy of Representations                                          16
     8.2   Buyer's Performance                                                  17
     8.3   Consents                                                             17
     8.4   Additional Documents                                                 17
     8.5   No Injunction                                                        17

SECTION 9. TERMINATION                                                          17
     9.1   Termination Events                                                   17
     9.2   Effect of Termination                                                18

SECTION 10. INDEMNIFICATION; REMEDIES                                           18
     10.1  Survival; Right to Indemnification Not Affected by Knowledge;
           Exceptions                                                           18
     10.2  Indemnification and Payment of Damages by Seller                     19
     10.3  Environmental Acknowledgment                                         19
     10.4  Time Limitations                                                     20
     10.5  Limitation on Amount - Seller                                        20
     10.6  Indemnification and Payment of Damages by Buyer                      20
     10.7  Procedure for Indemnification - Third Party Claims                   20
     10.8  Procedure for Indemnification - Other Claims                         21
     10.9  Legal Fees and Expenses                                              21

SECTION 11. ARBITRATION                                                         21
     11.1  Arbitration                                                          21

SECTION 12. GENERAL PROVISIONS                                                  22
     12.1  Expenses                                                             22
     12.2  Public Announcements                                                 22
     12.3  Confidentiality                                                      22
     12.4  Notices                                                              23
     12.5  Waiver                                                               23
     12.6  Bulk Sales Laws                                                      24
     12.7  Entire Agreement and Modification                                    24
     12.8  Assignments; Successors; No Third-Party Rights                       24
     12.9  Severability                                                         24
     12.10 Section Headings; Construction                                       24
     12.11 Time of Essence                                                      24
     12.12 Governing Law                                                        24
     12.13 Counterparts.                                                        24
     12.14 Waiver of Jury Trial                                                 25

                                (ii)



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                    LIST OF SCHEDULES AND EXHIBITS



Exhibits
--------

Exhibit A           Equipment
Exhibit B           Escrow Agreement - Kansas City Leased Equipment
Exhibit C           Opinion of Meagher & Geer, P.L.L.P.
Exhibit D           Opinion of Gallop, Johnson & Neuman, L.C.


Disclosure Schedules
--------------------

3.2(b)              No Conflict
3.3                 Leasehold Interests
3.4                 Exception to Good Title
3.6                 Exception to Year 2000 Compliance
3.7(a)              Exception to Pending Proceedings
3.7(b)              Exception to Orders
3.7(c)              Exception to Compliance of Orders
3.8(a)              Lease, Rental or Occupancy Agreements
3.8(b)              Exception to Contracts In Full Force
3.8(c)              Exception to Compliance
3.8(d)              Exception to Renegotiations

                                (iii)

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                       ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of September 3, 1999, by and between MAVERICK TUBE, L.P., a Delaware limited partnership ("Buyer"), on the one hand, and EX-L-TUBE OF KANSAS, INC., a Kansas corporation ("Seller"), on the other hand.

                               RECITALS

     A. Seller owns or leases certain machinery, equipment, related tooling and spare parts used for the manufacture of steel tubular products.

     B. Seller desires to sell and assign its ownership or other interest in such machinery, equipment and related tooling and spare parts to Buyer and Buyer desires to purchase Seller's ownership and/or other interest in such machinery, equipment and related tooling and spare parts, to be removed by Buyer from the Premises within 30 days following the Closing, for the consideration and on the terms and conditions set forth in this Agreement.

     C. Simultaneously with the execution of this Agreement, Buyer has delivered to Seller the Deposit.


                               AGREEMENT

     The parties, in consideration of the recitals and the mutual covenants contained herein, intending to be legally bound, agree as follows:

                               SECTION 1.
                              DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this SECTION 1:

     "AFFILIATE" OR "AFFILIATES" -- any Person controlled by, controlling or under common control with a party to this Agreement, including (without limitation) any subsidiary of a party to this Agreement. For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     "ASSURANCE AMOUNT" -- the sum of Two Million Dollars
($2,000,000.00).

     "BEST EFFORTS" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

     "BILL OF SALE" -- as defined in Section 2.6(a)(i).

     "BONDS" -- as defined in Section 2.2(c).


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     "BREACH" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

     "BUYER" -- as defined in the first paragraph of this Agreement.

     "BUYER INDEMNIFIED PERSONS" -- as defined in Section 10.2.

     "BUYER CLOSING DOCUMENTS" -- as defined in Section 4.2.

     "CITY" - the Unified Government of Wyandotte County/Kansas City, Kansas, successor to Kansas City, Kansas.

     "CLEANUP" -- as defined under "Environmental, Health and Safety
Liabilities."

     "CLOSING" -- the consummation of the Contemplated Transactions.

     "CLOSING DATE" -- the date and time as of which the Closing occurs.

     "CODE" -- the Internal Revenue Code of 1986, as amended.

     "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "CONTEMPLATED TRANSACTIONS" --the sale of the EX-L Assets by
Seller to Buyer.

     "CONTRACTS" -- as defined in Section 3.8(a).

     "CRANES" - all cranes located on the Premises, including but not limited to, the 30 ton P&H Overhead Crane and four (4) 10 ton Overhead Cranes that are subject to the Private Activity Revenue Bonds
Transaction.

     "CREDIT ENTITY" - ABN AMRO Bank, N.V., a Netherlands bank.

     "DAMAGES" -- as defined in Section 10.2.

     "DEFEASANCE AMOUNT" -- the amount required to defease the Bonds pursuant to Section 7.01 of the Trust Indenture under which the Bonds were issued.

     "DEPOSIT" -- the sum of One Hundred Twenty-Five Thousand Dollars ($125,000.00), payable by Buyer upon execution of this Agreement.

     "EMPLOYEE OBLIGATION" - any liability or obligation of Seller to any current or former employee, agent, partner, officer, director, or shareholder of Seller based upon facts or exposures occurring or existing on or prior to the Closing Date, including without limitation, any actual or alleged tortuous or unlawful conduct of the Seller or any of its employees or agents, or any obligation under any existing or pre-existing employment agreements, or severance pay, or relocation expenses, or accrued salaries, wages or commissions, accrued vacation, sick leave, employee benefits or incentives, or any other obligations to employees of the Seller including,

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but not limited to, payments due under, or with respect to the termination of, any pension, profit sharing, retirement, health, life insurance or other benefit plans, and the offering of COBRA "Continuation Coverage" to any current or former employee of Seller, or any eligible beneficiary of such an employee, receiving COBRA coverage prior to the Closing Date for any reason or to any employee of Seller or any spouse or dependent of such an employee.

     "ENCUMBRANCE" -- any charge, claim, community property interest, condition, encumbrance, covenant, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership with respect to any personal property arising out of the use or ownership of such property by Seller, but excluding any lien created by personal property taxes assessed in 2000.

     "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "ENVIRONMENTAL, HEALTH AND SAFETY LIABILITIES" -- any cost, expense, liability, obligation, or other responsibility arising from or under Environmental, Health and Safety Requirements and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);
(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response action, investigative, remedial, or inspection costs and expenses; (c) financial responsibility for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; (d) liability for personal injury, property damage or natural resource damage; or (e) any other compliance, corrective, investigative, or remedial measures under Environmental, Health and Safety Requirements. The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

     "ENVIRONMENTAL, HEALTH AND SAFETY REQUIREMENTS" -- all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the Environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

     "ENVIRONMENTAL LIABILITIES" -- as defined in Section 10.2(e)

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     "EQUIPMENT" -- that machinery and equipment in the possession of
Seller, the Kansas City Leased Equipment and the other Leased Equipment, all as described on EXHIBIT A.

     "EX-L ASSETS" -- the Equipment, related tooling, spare parts, all manuals, prints, and documentation relating to the mill and slitter identified on EXHIBIT A, and software for the exit system on the mill identified on EXHIBIT A.

     "EXCLUDED ASSETS" -- all real and personal property of Seller other than the EX-L Assets, including, without limitation, the accounts receivable, inventory, Contracts, Cranes, trademarks, trademark applications, trademark rights, trade names and all derivations thereof (including, without limitation, all rights to the name EX-L-Tube used in connection with the business operated by Seller or any Affiliate of Seller with or without the EX-L Assets), fictitious business names, service mark, logos, copyrights, uncopyrighted work, and accounting and inventory control software computer package.

     "EXPENSES" -- as defined in Section 10.2.

     "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "GOVERNMENTAL BODY" -- any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
(b) federal, state, local, municipal, foreign, or other government;
(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "KANSAS CITY LEASED EQUIPMENT" - the machinery and equipment described on EXHIBIT A and designated thereon as being leased from the City pursuant to that certain Lease Agreement dated as of October 1, 1995, between the City, as Lessor, and Seller, as Lessee (the "Kansas City Equipment Lease").

     "KANSAS CITY EQUIPMENT LEASE" -- as defined under "Kansas City Leased Equipment."

     "KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

     "LEASED EQUIPMENT" -- that machinery and equipment described on EXHIBIT A and designated thereon as being subject to a lease, including the Kansas City Leased Equipment.

     "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

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     "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" of such Person only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and
(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "PREMISES" -- the real property on which the Equipment is located, and any facilities located thereon.

     "PREDECESSOR" -- any Person having an ownership or possessory interest in the Premises prior to that of Seller.

     "PRIVATE ACTIVITY REVENUE BONDS TRANSACTION" - the issuance, sale and delivery by the City of Kansas City, Kansas (n/k/a the City), of its Private Activity Revenue Bonds, Series 1995 (EX-L-TUBE of Kansas, Inc. Project) dated October 30, 1995, in the original principal amount of $6,456,000.

     "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, or investigative) commenced, brought, conducted, or heard by or before any Governmental Body or arbitrator.

     "PURCHASE PRICE" -- as defined in Section 2.2(a).

     "REMOVAL" - as defined in Section 5.7.

     "SELLER CLOSING DOCUMENTS" -- as defined in Section 3.2(a).

     "SELLER" -- as defined in the first paragraph of this Agreement.

     "SELLER INDEMNIFIED PERSONS" -- as defined in Section 10.6.

     "TERMINATION DATE" -- as defined in Section 5.1.

     "THREATENED" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), to the Person that is affected by such claim

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Proceeding, dispute, action, or other matter, that such a claim,
Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

     "TRUST INDENTURE" -- that certain indenture under which the Bonds were issued.

     "TRUSTEE" - BNY Trust Company of Missouri, and any successor trustee at the time serving in connection with the Private Activity Revenue Bonds Transaction.

                              SECTION 2.
SALE AND TRANSFER OF ASSETS; ASSUMPTION OF ASSUMED LIABILITIES; CLOSING


     2.1  PURCHASE AND SALE.   Subject to the terms and conditions of
this Agreement, at the Closing, Seller will sell, transfer, convey and assign ownership of the EX-L Assets to Buyer, and Buyer will purchase the EX-L Assets from Seller, free and clear of all Encumbrances.

     2.2  PURCHASE PRICE/ESCROW.

     (a) The total purchase price (the "Purchase Price") for the EX-L Assets will be the sum of Eleven Million Seven Hundred and Fifty Thousand Dollars ($11,750,000), payable at Closing by wire transfer of immediately available funds pursuant to wire transfer instructions delivered by Seller to Buyer no less than two (2) business days prior to Closing, subject and pursuant to Section 2.6(b), subject to the deposit of a portion of such funds in escrow pursuant to paragraph (c) of this
Section 2.2 and subject to any adjustments required by Section 2.7.

     (b) Buyer and Seller acknowledge and agree that the EX-L Assets are personal property and will be characterized as such in all tax returns and filings with federal and state taxing authorities.

     (c) Buyer and Seller acknowledge that legal title to the Kansas City Leased Equipment is held by the City, subject to Seller's leasehold interest therein and cannot be transferred to Buyer free and clear of the interest of the City and the secured interest of the Trustee, until
(i) payment of the Defeasance Amount with respect to the Bonds issued pursuant to the Private Activity Revenue Bonds Transaction (the "Bonds") shall have been provided for by irrevocably depositing with the Trustee in trust, and irrevocably setting aside exclusively for such payment, funds constituting "Eligible Moneys" under the Trust Indenture sufficient for such payment; (ii) all necessary and proper fees, compensation and expenses of the Trustee and the City pertaining to the Bonds shall have been paid or deposited with the Trustee; (iii) an opinion of independent counsel shall have been delivered stating that the funds deposited in escrow do not constitute preferential payments within the provisions of Section 547(b) of the U.S. Bankruptcy Code,
(iv) the Bonds have been deemed redeemed in full and the full purchase price for the Kansas City Leased Equipment has been paid or deposited with the Trustee, and (v) Seller has provided to the City and/or the Trustee any further documentation or payments as required under the Trust Indenture and Kansas City Equipment Lease. At Closing, an amount equal to the sum of the Defeasance Amount plus any additional amount required to purchase the all of the property subject to the Kansas City Equipment Lease shall be withheld from the Purchase Price and either
(i) deposited into an interest bearing escrow account to be held by the Trustee pursuant to an escrow agreement, in the form and substance substantially the same as

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EXHIBIT B attached hereto, provided that the amount to be withheld will be determined taking into account the Assurance Amount that will already have been so deposited, and any interest that will have accrued thereon, or (ii) used to reimburse the Credit Entity and/or General Electric Capital Corporation, as appropriate. Also at the Closing, all right, title and interest in, to and under the Kansas City Leased Equipment will be transferred to Buyer, free and clear of all Encumbrances pursuant to an Assignment and Bill of Sale duly executed by the Seller, which shall have received all right, title and interest in, to and under the Kansas City Leased Equipment pursuant to an Assignment and Bill of Sale duly executed by the City and a release of security interest executed by the Trustee. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, SELLER SHALL NOT BE IN DEFAULT UNDER THIS AGREEMENT AND BUYER SHALL NOT HAVE ANY TERMINATION RIGHTS UNDER
SECTION 9 DUE TO THE FACT THAT THE CITY WILL HAVE AN OWNERSHIP INTEREST IN THE KANSAS CITY LEASED EQUIPMENT UNTIL THE DEFEASANCE OF THE BONDS AND THE PURCHASE OF THE KANSAS CITY LEASED EQUIPMENT AT CLOSING, AND THE TRUSTEE WILL HAVE A SECURITY INTEREST IN THE KANSAS CITY LEASED EQUIPMENT UNTIL THE DEFEASANCE OF THE BONDS AT CLOSING.

     2.3 NO ASSUMPTION OF LIABILITIES. Except as expressly provided in this Agreement, in no event shall Buyer assume or incur any liability or obligation hereunder of Seller or any of its subsidiaries or Affiliates. Without limiting the generality of the foregoing, Buyer assumes no liability hereunder with respect to (i) liabilities or obligations arising out of Seller's failure to perform any agreement, contract, commitment or lease in accordance with its terms prior to or after the Closing, (ii) any product liability, claim of defective products or similar claim for injury to person (including death) or property or for recall of a defective product, regardless of when made or asserted, for any products made or sold by Seller, (iii) any trade or other account payable, (iv) any liability or obligation of Seller under any mortgage, deed of trust, security agreement, financing statement or capital lease or any note, bond or other instruments secured thereby,
(v) any liability or obligation of Seller existing at or arising after the Closing under any contract or agreement which results from the breach or wrongful action or inaction of Seller prior to the Closing,
(vi) any Employee Obligation, including, without limitation, any liability or obligation of Seller in respect of any plan, agreement, arrangement or understanding under which benefits or employment is provided to any employee, (vii) any liability arising out of Seller's operation of its business or the EX-L Assets, including all Environmental Health and Safety Liabilities and the breach of any product warranty, whether explicit or implied, made by Seller, or
(viii) any federal or state tax liability, including sales and use tax, accruing prior to the Closing.

     2.4 CLOSING. The Closing provided for in this Agreement will take place at the offices of Gallop, Johnson & Neuman, L.C., 101 South Hanley, Suite 1600, St. Louis, Missouri 63105 at 9:00 a.m. on January 3, 2000, or at such other time and place as the Buyer and Seller may agree in writing.

     2.5  PENDING THE CLOSING.

     (a) The parties acknowledge that concurrent with the execution hereof, Buyer has delivered to Seller the Deposit by wire transfer of immediately available funds pursuant to Seller's wire transfer instructions. The Deposit constitutes a partial payment of the Purchase

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Price as set forth herein, and, subject only to the provisions of
Section 9.2, shall be non-refundable.

     (b) On September 17, 1999, if this Agreement has not been terminated in accordance with the provisions hereof on or before such date, Buyer shall deposit into the interest bearing escrow account described in Section 2.2(c), by wire transfer of immediately available funds pursuant to Seller's wire transfer instructions delivered to Buyer no later than September 15, 1999, an amount equal to the Assurance Amount. The Assurance Amount constitutes a partial payment of the Purchase Price as set forth herein, and shall be entirely refundable to Buyer if Buyer terminates this Agreement pursuant to Section 9.1(a)(i), 9.1(b)(i) or 9.1(e), or if this Agreement is terminated pursuant to
Section 9.1(d). If Seller terminates this Agreement pursuant to Section 9.1(a)(ii) or 9.1(b)(ii), the Assurance Amount shall be distributed from escrow to Seller.

     2.6 TRANSACTIONS AT CLOSING. Except for the Escrow Agreement referred to in paragraphs (a)(ii) and (b)(ii) below, which shall be executed upon Buyer's deposit of the Assurance Amount as provided in
Section 2.5 above, and on the basis of the representations, warranties, covenants and agreements made herein and in the Exhibits and Disclosure Schedules hereto and in the certificates and other instruments delivered pursuant hereto, and subject to the terms and conditions hereof:

     (a)  Seller will deliver to Buyer:

          (i) an Assignment and Bill of Sale and any other title transfer documents reasonably requested by Buyer with respect to all of the EX-L Assets executed by Seller on terms reasonably acceptable to Buyer (the "Bill of Sale") and security interest and lien terminations with respect to all Encumbrances on such EX-L Assets or reasonably acceptable payoff letters and/or executed releases from the party holding an Encumbrance if the funds necessary to satisfy such Encumbrance are collected or escrowed at Closing for disbursement to the party holding the Encumbrance, including the parties described in Section 2.2(c);

          (ii) copies of the Escrow Agreement in form and substance substantially the same as EXHIBIT B attached hereto (having previously been executed and delivered) indicating the receipt by the Trustee of the Defeasance Amount;

          (iii) a good standing certificate regarding Seller, issued as of a recent date by the Secretary of State of Seller's state of organization;

          (iv) resolutions duly adopted by the directors of Seller, and the shareholder(s) of Seller authorizing the execution, delivery and performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, certified to Buyer's reasonable satisfaction;

          (v) copies of the books and records maintained by Seller that relate to the operation of the Equipment;

          (vi) evidence reasonably satisfactory to Buyer that the Trustee has released its security interest in the Kansas City Leased Equipment;

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          (vii)  evidence reasonably satisfactory to Buyer that all
     obligations of the Seller to the Credit Entity have been paid in full;

          (viii) an Assignment and Bill of Sale from the City to Seller for the Kansas City Leased Equipment;

          (ix) Instructions from the Trustee with respect to the Defeasance Amount required to be escrowed under Section 2.2(c);

          (x)    the certificate referred to in Section 10.1; and

          (xi) such other documents required pursuant to the terms of this Agreement or as reasonably requested by Buyer, the City, the Trustee and/or the Credit Entity in order to facilitate or effect the transfer and conveyance of the EX-L Assets to Buyer.

     (b)  Buyer will deliver to Seller:

          (i) by wire transfer of immediately available funds, an amount equal to the Purchase Price, less (A) the Deposit, (B) the Assurance Amount, and (C) any other amounts deposited into Escrow pursuant to Sections 2.2(c);

          (ii) copies of the Escrow Agreement in form and substance substantially the same as EXHIBIT B attached hereto (having previously been executed and delivered) indicating the receipt by the Trustee of the Defeasance Amount;

          (iii) good standing certificates with respect to Buyer and its general partner, issued as of a recent date by the Secretary of State of Buyer's and its general partner's state of organization;

          (iv) resolutions duly adopted by the directors of Buyer's general partner authorizing the execution, delivery and performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, certified to Seller's reasonable satisfaction;

          (v)    the certificate referred to in Section 10.1; and

          (vi) any such other documents required pursuant to the terms of this Agreement or as reasonably requested by Seller, the City, the Trustee and/or the Credit Entity.

     2.7 TAXES. Seller shall be responsible for all personal property taxes, and payments in lieu of personal property taxes, with respect to the EX-L Assets that were assessed, due or payable in 1999 and all prior years. Buyer shall be responsible for all personal property taxes assessed in January, 2000, and payments in lieu of personal property taxes payable in 2000, with respect to the EX-L Assets. Buyer and Seller shall make appropriate adjustments at Closing to reflect any such personal property taxes and payments in lieu of personal property taxes that are prepaid and to reflect any such personal property taxes and payments in lieu of personal property taxes that are accrued but unpaid, all in accordance with the previous two sentences. All real estate and other transfer taxes which are payable or arise as a result of this Agreement or the

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
Closing pursuant to this Agreement shall be paid by Seller notwithstanding how such taxes are imposed by statute. Buyer and Seller agree to cooperate in good faith to allocate between them payments due in lieu of taxes in 2000 and payments due for taxes assessed in January 2000, based on property that is subject to such payments, owned by each of them immediately following the Closing.

     2.8 EXCLUDED ASSETS. Notwithstanding the foregoing, Seller shall not transfer to Buyer, and Buyer shall not acquire, and the EX-L Assets shall not include, any of the Excluded Assets.

                         SECTION 3.
          REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer, as follows:

     3.1 ORGANIZATION AND GOOD STANDING. Seller is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Kansas, with full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

     3.2  AUTHORITY; NO CONFLICT.

     (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the documents described in Section 2.6(a) (collectively, the "Seller Closing Documents"), the Seller Closing Documents will constitute the legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted corporate right, power, authority, and capacity to execute and deliver this Agreement and the Seller Closing Documents and to perform its obligations under this Agreement and the applicable Seller Closing Documents.

     (b) Except as set forth on DISCLOSURE SCHEDULE 3.2(B), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will (with or without notice or lapse of time):

          (i)   contravene, conflict with, or result in a violation of
     (A) any provision of Seller's articles of incorporation or by-laws, or (B) any resolution adopted by the board of directors or the stockholders of Seller;

          (ii) contravene, conflict with, or result in a violation of any of the terms or requirements, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller or any EX-L Asset is or would be bound;

          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Seller and that otherwise relates to, or affects, any EX-L Asset;

          (iv) cause Buyer to become subject to, or to become liable for the payment of, any tax (including, but not limited to, transfer, sales, income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profit, environmental, customs, duties, capital stock, franchise, real property, registration, including any interest or penalty interest or addition thereto) with the exception of those incurred in the ordinary course of Buyer's business after the Closing Date and unrelated to the Contemplated Transactions;

          (v) to Seller's Knowledge, cause any EX-L Asset to be reassessed or revalued by any taxing authority or other
     Governmental Body; or

          (vi) result in the imposition or creation of any Encumbrance upon or with respect to any EX-L Asset.

     3.3 LEASED PROPERTY. DISCLOSURE SCHEDULE 3.3 contains a complete and accurate list of all leasehold interests in personal property which constitute part of the EX-L Assets. Seller has delivered or made available to Buyer copies of such leases.

     3.4  GOOD TITLE TO ASSETS.  Except as set forth on DISCLOSURE
SCHEDULE 3.4, (a) Seller has good title to all of the EX-L Assets,
(b) all of the EX-L Assets are free and clear of restrictions on or conditions to transfer or assignment, and (c) all of the EX-L Assets are free and clear of all Encumbrances.

     3.5  CONDITION OF ASSETS; LIMITATIONS ON WARRANTY.

     (a) Except as expressly set forth in Section 3.6, Seller makes no warranties as to the physical condition of the Equipment, all of which will be sold "AS IS", "WHERE IS" at the Closing.

     3.6 SYSTEMS AND EQUIPMENT YEAR 2000 COMPLIANT. Except as set forth on DISCLOSURE SCHEDULE 3.6, to Seller's Knowledge, all Equipment containing imbedded microchips necessary to enable the operation of the Equipment (including systems and equipment supplied by others or with which the Equipment interfaces) is Year 2000 Compliant. Seller has furnished to Buyer copies of all programs and plans of Seller, if any currently exist related to making the Equipment Year 2000 Compliant. For purposes of this Section 3.6, the term "Year 2000 Compliant" means that such systems and equipment shall be able accurately to process (including, without limitation, calculate, compare and sequence) date and time data from, into and between the years 1999 and 2000 and any other years in the Twentieth and Twenty-first Centuries. Except as set forth on DISCLOSURE SCHEDULE 3.6, Seller has no actual knowledge of any inability on the part of any supplier or customer of, or service provider to, Seller at the Facilities to timely ensure that its systems and equipment are Year 2000 Compliant.

     3.7  LEGAL PROCEEDINGS; ORDERS.

     (a) Except as set forth on DISCLOSURE SCHEDULE 3.7(a) there is no pending Proceeding: (i) that has been commenced by or against Seller or that otherwise relates to or may affect the

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
EX-L Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. No such Proceeding has been Threatened, and to Seller's Knowledge, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed on DISCLOSURE SCHEDULE 3.7(a).

     (b) Except as set forth on DISCLOSURE SCHEDULE 3.7(b): (i) there is no Order to which any of the EX-L Assets is subject; and (ii) Seller is not subject to any Order that relates to the EX-L Assets.

     (c) Except as set forth on DISCLOSURE SCHEDULE 3.7(c): (i) Seller is, and at all times since January 1, 1997, has been, in full compliance compliance with all of the terms and requirements of each Order listed or required to be listed on DISCLOSURE SCHEDULE 3.7(b); (ii) to Seller's Knowledge, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any of the EX-L Assets is subject; and (iii) Seller has not received, at any time since January 1, 1997, any notice or other communication (whether oral or written) from any Governmental Body regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any of the EX-L Assets is subject.

     3.8  CONTRACTS; NO DEFAULTS.

     (a) DISCLOSURE SCHEDULE 3.8(a) contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of each lease, license, installment and conditional sale agreement, and other contract in full force and effect and affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any EX-L Asset and each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing (collectively, the "Contracts"). Buyer waives compliance with the delivery requirements described in the immediately preceding sentence to the extent noted on DISCLOSURE SCHEDULE 3.8(a).

     (b) Except as set forth on DISCLOSURE SCHEDULE 3.8(b), each Contract identified on DISCLOSURE SCHEDULE 3.8(a) is in full force and effect and is valid and enforceable in accordance with its terms.

     (c)  Except as set forth on DISCLOSURE SCHEDULE 3.8(c):

          (i) Seller is, and at all times has been, in full compliance with all material terms and requirements of each Contract;

          (ii) Seller has not given to or received from any other Person, any notice or other communication (whether written or oral) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

     (d) Except as set forth on DISCLOSURE SCHEDULE 3.8(d), there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts payable by

Seller under current or completed Contracts with any Person and no such Person has made written demand for such re-negotiation.

     3.9  DISCLOSURE.

     (a) No representation or warranty of Seller in this Agreement and no statement in a Disclosure Schedule to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 5.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in the light of the circumstances under which they were made, not misleading.

     (b) Seller has conducted a reasonable investigation with respect to the representations and warranties contained in this Agreement.

                               SECTION 4.
                REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

     4.1 ORGANIZATION AND GOOD STANDING. Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer's general partner is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     4.2  AUTHORITY; NO CONFLICT.

     (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the documents described in Section 2.6(b) (collectively, the "Buyer Closing Documents"), the Buyer Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and, subject to the approval of Buyer's general partner, Buyer has the absolute and unrestricted right, power, and authority to execute and deliver the Buyer Closing Documents and to perform its obligations under this Agreement and the Buyer Closing Documents.

     (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

          (i) any provision of Buyer's certificate of limited partnership;

          (ii) any resolution adopted by the general partner of Buyer;

          (iii) any Legal Requirement or Order to which Buyer may be subject; or

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


          (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

                         SECTION 5.
                         COVENANTS

     5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the earlier of the date this Agreement is terminated pursuant to SECTION 9 (the "Termination Date") and the Closing Date, Seller will permit representatives, agents, employees, surveyors, contractors, lenders, appraisers and engineers designated by Buyer access to and entry upon the Premises during normal business hours to examine, sample, inspect, measure and test any of the EX-L Assets at Buyer's cost and expense.

     5.2 MAINTENANCE OF ASSETS. Between the date of this Agreement and the earlier of the Termination Date and the Closing Date, Seller will:

     (a) maintain the EX-L Assets in customary repair, order and condition, damage by casualty excepted, maintain all insurance with respect to the EX-L Assets in effect on the date of this Agreement, and, in the event of casualty, loss or damage to any EX-L Asset prior to the Closing Date for which it is insured, either repair or replace such damaged property or, at the Buyer's option, transfer the proceeds of such insurance to Buyer at the Closing upon Buyer's payment of the full Purchase Price; and

     (b) comply in all material respects with all Legal Requirements and contractual obligations applicable to the EX-L Assets including, without limitation, any leases regarding the EX-L Assets. The disclosure by Seller in DISCLOSURE SCHEDULE 3.8(C) shall not be deemed a Breach of this Section 5.2(b).

     5.3 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Seller will make all filings required by Legal Requirements to be made by Seller in order to consummate the Contemplated Transactions. Between the date of this Agreement and the earlier of the Termination Date and the Closing Date, on a Best Efforts basis, Seller will cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions.

     5.4 NOTIFICATION. Between the date of this Agreement and the earlier of the Termination Date and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of the representations and warranties of Seller as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in a Disclosure Schedule hereto if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to such Disclosure Schedule specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this SECTION 5 or of the occurrence of any event that may make the satisfaction of the conditions in
SECTION 7 impossible or unlikely.

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

     5.5 NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to SECTION 9, neither Seller nor any of its shareholders will, and Seller will notify each of its agents or brokers not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the EX-L Assets (other than in the Ordinary Course of Business), or any of the capital stock of Seller, or any merger, consolidation, business combination, or similar transaction involving Seller.

     5.6 BEST EFFORTS. Between the date of this Agreement and the earlier of the Termination Date and the Closing Date, Seller and Buyer will use their respective reasonable Best Efforts to cause the conditions in SECTION 7 and SECTION 8 to be satisfied.

     5.7 REMOVAL. For a period of thirty (30) days following the Closing, Seller will permit representatives, agents, employees, surveyors, contractors, lenders, appraisers and engineers designated by Buyer access to and entry upon the Premises during normal business hours to prepare for and to carry out Buyer's removal of the EX-L Assets (the "Removal"). Buyer will use its Best Efforts to complete the Removal in a workmanlike manner during such thirty (30) day period. Seller will permit Buyer to maintain the EX-L Assets at and within the Premises pending the Removal, without additional expense to Buyer for the first 30 days following the Closing (by way of lease or otherwise), although risk of loss with respect to the EX-L Assets shall pass to Buyer at Closing. Furthermore, if the EX-L Assets shall not have been removed by the thirtieth day following the Closing, Buyer shall pay to Seller a reasonable market rental until the EX-L Assets shall be removed.

                               SECTION 6.
                           EMPLOYMENT MATTERS

     6.1 TERMINATION AND SEVERANCE PAY. Seller will be responsible for any and all Employee Obligations related to or arising in connection with the consummation of the Contemplated Transactions, including, without limitation, termination and severance pay related to or arising in connection with any termination of Seller's employees, and Buyer shall not assume or be responsible for any Employee Obligation.

                               SECTION 7.
          CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

     Buyer's obligation to purchase the EX-L Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     7.1 ACCURACY OF REPRESENTATIONS. All of the representations and warranties of Seller in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedules; provided that each of the representations and warranties of Seller in Section 3.4 must have been accurate in all respects as of the date of this Agreement (or any such inaccuracy must have been cured by the Seller as of the Closing Date), and must be accurate in all respects as of the Closing

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
Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule described in such Section 3.4.

     7.2 PERFORMANCE BY SELLER. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects. Each document required to be delivered pursuant to Section 2.6(a) must have been delivered, and each of the other covenants and obligations in Sections 5.3 and 5.6 must have been performed and complied with in all respects.

     7.3  CONSENTS.  Each of the Consents identified on DISCLOSURE
SCHEDULE 3.2(b), must have been obtained and must be in full force and effect.

     7.4 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer:

     (a) an opinion of Meagher & Geer, P.L.L.P., counsel to Seller, dated the Closing Date, substantially in the form of EXHIBIT C;

     (b) a certificate of Seller representing and warranting to Buyer that the conditions set forth in Sections 7.1, 7.2 and 7.5 have been fulfilled; and

     (c) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.4(a), (ii) evidencing the accuracy of any of the representations and warranties of Seller, (iii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by the Seller,
(iv) evidencing the satisfaction of any condition referred to in this
SECTION 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

     7.5  NO PROHIBITION.  There must not be in effect any Legal
Requirement or any injunction or other Order that (a) prohibits the sale of the EX-L Assets by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

     7.6 MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change to the condition of the EX-L Assets.

                               SECTION 8.
       CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE

     The obligation of Seller to sell the EX-L Assets and the obligation of Seller to take such other actions required to be taken by Seller at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

     8.1 ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties

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
(considered individually), must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     8.2  BUYER'S PERFORMANCE.

     (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects. Buyer's covenants and obligations in Section 5.6 must have been performed and complied with in all respects.

     (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.6(b) and must have paid the Purchase Price as required pursuant to Section 2.6(b).

     8.3  CONSENTS.  Each of the Consents identified on DISCLOSURE
SCHEDULE 3.2(b) must have been obtained and must be in full force and effect.

     8.4 ADDITIONAL DOCUMENTS. Buyer must have caused the following documents to be delivered to Seller:

     (a) an opinion of Gallop, Johnson & Neuman, L.C., counsel to Buyer, dated the Closing Date, substantially in the form of EXHIBIT D;

     (b) a certificate of Buyer representing and warranting to Seller that the conditions set forth in Sections 8.1, 8.2 and 8.5 have been fulfilled; and

     (c) such other documents as Seller may reasonably request for the purpose of (i) enabling Seller's counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iv) evidencing the satisfaction of any condition referred to in this SECTION 8, or
(v) otherwise facilitating the consummation of any of the Contemplated Transactions.

     8.5  NO INJUNCTION.  There must not be in effect any Legal
Requirement or any injunction or other Order that (a) prohibits the sale of the EX-L Assets by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

                               SECTION 9.
                              TERMINATION

     9.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing (except for Subparagraph (c) below), be terminated:

     (a) (i) by Buyer, if a material Breach of any provision of this Agreement has been committed by Seller and Seller has not cured such Breach within thirty (30) days after receipt of such notice but in no event later than the Closing, and (ii) by Seller if a material Breach of any



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
provision of this Agreement has been committed by Buyer and Buyer has not cured such Breach within thirty (30) days after receipt of such notice but in no event later than the Closing, provided that the non-Breaching party has not waived such Breach;

     (b) (i) by Buyer if any of the conditions in SECTION 7 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller if any of the conditions in SECTION 8 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

     (c) by Buyer, on or before September 17, 1999, if the Board of Directors of Buyer's General Partner, Maverick Tube Corporation, a Delaware corporation, shall have failed to approve this Agreement and the consummation of the Contemplated Transactions for any reason or no reason, including, without limitation, the availability of financing with respect to the Contemplated Transactions in such amount and on such terms as shall be satisfactory to such Board of Directors in its sole and absolute discretion.

     (d)  by mutual written consent of Buyer and Seller; and/or

     (e) by Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before February 28, 2000, or such later date as the parties may agree upon.

     9.2 EFFECT OF TERMINATION. Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in this
Section 9.2 and Sections 12.1 and 12.3 will survive. If this Agreement is terminated by Buyer pursuant to Section 9.1(a)(i), 9.1(b)(i) or 9.1(e), then Seller shall pay to Buyer an amount equal to the Deposit.

                               SECTION 10.
                       INDEMNIFICATION; REMEDIES

     10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY
KNOWLEDGE; EXCEPTIONS. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedules, the supplements to the Disclosure Schedules, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation; provided that Seller and Buyer shall each sign a certificate at Closing disclosing whether such party has Knowledge with respect to the inaccuracy of or noncompliance with any


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
representation, warranty, covenant, or obligation by the other party. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

     10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER. Seller will indemnify and hold harmless Buyer, and its partners, controlling persons, and Affiliates (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (excluding consequential damages), expense (including costs of investigation and defense and reasonable attorney's fees) (collectively, the "Expenses") or diminution of value, whether or not involving a third-party claim incurred by the Buyer Indemnified Persons (collectively, "Damages") and arising from or in connection with:

     (a) any Breach of any representation or warranty made by Seller in this Agreement, the Disclosure Schedules (without giving effect to any supplement to the Disclosure Schedules), or any other certificate or document delivered by Seller pursuant to this Agreement;

     (b) any Breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date;

     (c) any Breach by Seller of any covenant or obligation of Seller in this Agreement;

     (d) any claim against Buyer by any Person that Buyer is liable to any extent for any liability of Seller other than obligations specifically assumed hereunder, including, without limitation any claim with respect to an Employee Obligation; or

     (e) any Damages (including costs of Cleanup, containment or other remediation) arising, directly or indirectly, before or after Closing, out of, relating to, or based upon any Environmental Liabilities (as defined below) arising out of or relating to the EX-L Assets (before the Closing) or the Premises (at any time), except to the extent that any such Damages are directly caused by the negligent acts or willful misconduct of Buyer or its agents, officers, directors, or employees following the Closing. For purposes of this Agreement, the term Environmental Liabilities shall mean those Environmental, Health and Safety Liabilities that arise due to (i) environmental conditions on the Premises or (ii) any other compliance, corrective, investigative or remedial measures concerning pollution or protection of the Environment.

     10.3 ENVIRONMENTAL ACKNOWLEDGMENT. Seller acknowledges that, prior to Closing, Buyer has not generated, handled, stored, treated, transported, disposed of, or in any way whatsoever taken responsibility for any toxic or hazardous substance or other material found, identified, or as yet unknown at the Premises. Buyer and Seller further acknowledge and understand that the Buyer's Removal may result in the discovery or exposure of certain conditions, including without limitation the potential discovery of friable asbestos on the Premises. Accordingly, Seller waives any claim against the Buyer Indemnified Persons and hereby agrees to indemnify, defend, and hold harmless the Buyer Indemnified Persons from any Damages allegedly arising from, or in connection with, Buyer's Removal activities, including without limitation, the existence of actual or suspected friable asbestos or other hazardous materials or contamination, but excluding any Damages described in Section 10.6(e) which are subject to indemnification by Buyer. If Buyer discovers any hazardous material or other

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

environmental conditions during the Removal, Buyer shall promptly notify Seller of such discovery.

     10.4 TIME LIMITATIONS. Seller will have no liability (for indemnification or otherwise) with respect to the matters described in
Section 10.2, other than Section 10.2(e) unless on or before six months from the Closing Date, Buyer notifies Seller of a Breach or claim described in Section 10.2 specifying the factual basis of that Breach or claim in reasonable detail to the extent then known by Buyer.

     10.5 LIMITATION ON AMOUNT - SELLER. Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.2, other than Section 10.2(e), for any Damages in excess of Five Hundred Thousand Dollars ($500,000).


     10.6 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Seller, its stockholders and Affiliates (collectively, the "Seller Indemnified Persons") and will pay to the Seller Indemnified Persons the amount of any Expenses and Damages arising, directly or indirectly, from or in connection with: (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;
(b) any Breach of any representation or warranty made by Buyer in this Agreement as if such representation or warranty were made on and as of the Closing Date; (c) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement; (d) any claim against Seller by any person that has been reduced to judgment that Seller is liable to any extent for any liability of Buyer expressly assumed by Buyer from Seller hereunder; or (e) relating to or based upon any Damage to the Premises (including Environmental Liabilities) caused by Buyer's Removal of the Equipment, to the extent and only to the extent that such Expenses and Damages are not the result of a pre-existing condition on the Premises, and not including such Expenses and Damages that are directly caused by the negligent acts or willful misconduct of Seller or its affiliates, agents, officers, directors or employees.

     10.7 PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS.

     (a)  Promptly after receipt by an indemnified party under
Section 10.2 or 10.6 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such Proceeding, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

     (b) If any Proceeding referred to in Section 10.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding, or (iii) the outcome of the Proceeding will have a continuing effect on the indemnified party), to

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
assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
Section 10.7(b) for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless
(A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and
(B) the sole relief provided is monetary Damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary Damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     (d) Seller hereby consents to the non-exclusive jurisdiction of any court in Kansas or Missouri in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on Seller and its shareholders with respect to such a claim anywhere in the world.

     10.8 PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     10.9 LEGAL FEES AND EXPENSES. Except as expressly set forth in this SECTION 10, each party shall pay its own legal expenses with respect to all matters arising under this SECTION 10.

                              SECTION 11.
                              ARBITRATION

     11.1 ARBITRATION. Any dispute arising under this Agreement, except for a dispute that is required by statute or applicable law to be heard by a court having jurisdiction of such dispute, shall be settled by arbitration in Kansas City, Missouri, before a single arbitrator pursuant to the

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
rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto by giving written notice to each party to a dispute that such dispute has been referred to arbitration. The arbitrator shall be selected by the joint agreement of Buyer and Seller, but if they do not so agree within twenty (20) days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereof; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for the arbitration of disputes shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom, except for claims of bias. The submission of any dispute to arbitration shall not relieve the parties hereto from the respective obligations under this Agreement that are not the specific subject matter of such dispute.

                              SECTION 12.
                           GENERAL PROVISIONS

     12.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

     12.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines, upon prior consultation with Seller to the extent practicable under the circumstances. Unless consented to by Buyer in advance, or unless required by Legal Requirements, prior to the Closing, Seller shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than Seller's attorneys, accountants, banks, brokers or other professionals, who shall be notified by Seller to maintain the confidentiality of information relating to this Agreement.

     12.3 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Buyer, Seller and Seller's shareholders will maintain in confidence, and will cause the directors, officers, partners, employees, agents, and advisors of Buyer and Seller to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by any Proceeding.

     If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     12.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

     SELLER:          EX-L-TUBE OF KANSAS, INC.
                      2765 Wayzata Blvd.
                      Long Lake, Minnesota  55356
                      Attn:  Mr. Rob White
                      Facsimile No.:  (612) 476-4340

     with a copy to:  MEAGHER & GEER, P.L.L.P.
                      4200 Multifoods Tower
                      33 South Sixth Street
                      Minneapolis, Minnesota  55402
                      Attn:  Carter DeLaittre, Esq.
                      Facsimile No.:  (612) 338-8384

     BUYER:           MAVERICK TUBE, L.P.
                      16401 Swingley Ridge Road
                      Suite 700
                      Chesterfield, Missouri  63017
                      Attn:  Mr. Gregg Eisenberg
                      Facsimile No.:  (314) 733-1670

     with a copy to:  GALLOP, JOHNSON & NEUMAN, L.C.
                      Interco Corporate Tower
                      101 South Hanley Road, Suite 1600
                      St. Louis, Missouri  63105
                      Attention:  Robert H. Wexler, Esq.
                      Facsimile No.:  (314) 862-1219

     12.5 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party



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
or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     12.6 BULK SALES LAWS. The parties hereto waive compliance with the requirements of any applicable Bulk Sales Law in connection with the consummation of the Contemplated Transactions.

     12.7 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Option Agreement dated June 2, 1999, as amended) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     12.8 ASSIGNMENTS; SUCCESSORS; NO THIRD-PARTY RIGHTS. No party may assign any of its rights under this Agreement without the prior consent of the other party except that Buyer may assign any of its rights under this Agreement to any Subsidiary or Affiliate of Buyer and may collaterally assign its rights hereunder to any financial institution or institutions providing financing to Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their permitted successors and assigns.

     12.9 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by an arbitrator or any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     12.10 SECTION HEADINGS; CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     12.11 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     12.12 GOVERNING LAW. This Agreement will be interpreted in accordance with the internal, substantive laws of the State of Missouri applicable to contracts executed and performed entirely within such state.

     12.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Copies of executed


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
counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 12.13 provided that receipt of such copies is confirmed.

     12.14 WAIVER OF JURY TRIAL. ALL PARTIES TO THIS AGREEMENT HEREBY WAIVE ANY RIGHT TO A JURY TRIAL IN ANY LITIGATION ARISING OUT OF OR WITH RESPECT TO THIS AGREEMENT.



                               * * * * *



                                  25


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     THIS AGREEMENT CONTAINS BINDING ARBITRATION PROVISIONS WHICH MAY
BE ENFORCED BY THE PARTIES.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


BUYER:                                    SELLER:

MAVERICK TUBE, L.P.                       EX-L-TUBE OF KANSAS, INC.

By:  Maverick Tube Corporation,
     its General Partner

By:  /s/ Gregg Eisenberg                  By:  /s/ Bob White
   --------------------------------          --------------------------------
Name:  Gregg Eisenberg                    Name:  Bob White
Title: President                          Title: President